Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
FIESTA RESTAURANT GROUP, INC.

Fiesta Restaurant Group, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
FIRST:    The Board of Directors of the Corporation, by unanimous written consent dated March 19, 2017, adopted resolutions proposing and declaring it advisable and in the best interests of the Corporation that the Rested Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") be amended as follows.
Section (A) of Article NINTH of the Certificate of Incorporation is hereby amended in its entirety by inserting the following in lieu thereof:
"(A) The business and affairs of the Corporation shall be managed by or under the direction of the Board which shall consist of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by an affirmative vote of a majority of the Board. The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board. Class I directors shall be originally elected for a term expiring at the first annual meeting of stockholders occurring after the Effective Time, Class II directors shall be originally elected for a term expiring at the second succeeding annual meeting of stockholders, and Class III directors shall be originally elected for a term expiring at the third succeeding annual meeting of stockholders. At each such succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected by an affirmative vote of a majority of the votes cast with respect to such nominee at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. In an election of directors, a majority of the votes cast means that the number of votes cast “for” a nominee must exceed 50% of the votes cast with respect to such nominee (excluding abstentions). If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any newly created directorship on the Board that results from an increase in the number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification or removal from office or any other cause shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director so elected to fill a vacancy in the Board resulting from death, resignation, disqualification or removal from office or any other cause shall have the same remaining term as that of his predecessor. Directors may be removed only for cause, and either by majority of the entire Board or the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 ⅔%) of the voting power of the outstanding Voting Stock, voting together as a single class."
SECOND:    Thereafter, pursuant to the resolutions of the Board of Directors of the Corporation, an annual meeting of the stockholders of the Corporation was duly called and held on June 7, 2017, upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 7th day of June, 2017.

FIESTA RESTAURANT GROUP, INC.

/s/ Lynn S. Schweinfurth
Name: Lynn S. Schweinfurth
Title: Senior Vice President, Chief Financial Officer and Treasurer